Exhibit 8.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Percentage of Ownership
Guardforce AI Holdings Limited	British Virgin Islands	100%
Guardforce Cash Solutions Security (Thailand) Co., Limited	Thailand	99.07%
Guardforce AI Singapore Pte. Ltd.	Singapore	100%
Guardforce AI (Hong Kong) Co., Limited	Hong Kong	100%
GFAI Robot Service GK	Japan	100%
GFAI Robot Service Co., Ltd.	South Korea	100%
Southern Ambition Limited	British Virgin Islands	100%
Horizon Dragon Limited	British Virgin Islands	100%
Guardforce AI Group Co., Limited	Thailand	100%*
GFAI Robotic and Innovation Solution (Thailand) Company Limited	Thailand	100%
Guardforce AI Robots Limited	British Virgin Islands	100%
Handshake Networking Limited	Hong Kong	51%
GFAI Robotics Group Co., Limited	British Virgin Islands	100%
GFAI Robot Service (Hong Kong) Limited	Hong Kong	100%
GF Robotics Malaysia Sdn. Bhd.	Malaysia	100%
GFAI Robotics Services LLC	Delaware	100%
Macau GF Robotics Limited	Macau	100%
GFAI Robot Service (Australia) Pty Ltd	Australia	100%
Guardforce AI Robot Service (Shenzhen) Co., Limited	PRC	100%
Guardforce AI Robot (Jian) Co., Limited	PRC	100%
GFAI Robot & Smart Machines Trading LLC	UAE	100%
GFAI Robot Service (UK) Limited	UK	100%
GFAI Robot Service Limited	Ontario, Canada	100%
Shenzhen GFAI Robot Technology Co., Limited (former name: Shenzhen Keweien Robot Service Co., Limited)	PRC	100%
Guangzhou GFAI Technology Co., Limited (former name: Guangzhou Kewei Robot Technology Co., Limited)	PRC	100%
Beijing Wanjia Security System Limited	PRC	100%

*	Guardforce AI Group Co., Limited was incorporated in Thailand under the Civil and Commercial Code at the Registry of partnerships and Companies, Bangkok Metropolis, Thailand, on September 21, 2018 and has 100,000 ordinary plus preferred shares outstanding. 48,999 of the shares in AI Thailand are owned by Southern Ambition Limited, with one share being held by Horizon Dragon Limited, for an aggregate of 49,000 ordinary shares, or 49%, and 51,000 cumulative preferred shares are owned by two individuals of Thailand. The two individuals owned in aggregate 49,000 ordinary shares with a value of approximately $16,000. The cumulative preferred shares are entitled to dividends of USD$0.03 per share when declared. The cumulative unpaid dividends of the preferred shares as of December 31, 2021 is approximately $1,700. Pursuant to article of associates of AI Thailand, the holder of an ordinary share may cast one vote per share at a general meeting of shareholders, the holder of preferred shares may cast one vote for every 20 preferred shares held at a general meeting of shareholders. Southern Ambition is entitled to cast more than 95% of the votes at a general meeting of shareholders. Guardforce AI Group Co., Limited is our wholly controlled subsidiary.